UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

HESS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Message From John B. Hess

To All Employees,

Today our company announced the final phase of a strategy that will transform Hess into a focused, pure play exploration and production company. While we are confident that becoming a pure play E&P company will position Hess for long term growth and success, it will also bring significant change, including exiting our downstream business.

Retail and Energy Marketing are strong, profitable businesses that will be better situated in a different corporate structure, with improved access to capital and opportunities for growth. As we progress with the process to provide for them the best possible ownership structure, Hess will continue our long-standing commitment to our customers to deliver secure supply, competitive prices, and high quality service.

In addition, we will divest our assets in Indonesia and Thailand and pursue alternatives for our midstream assets in the Bakken, including our gas plant, rail loading facility and pipeline infrastructure.

The process to complete our transformation will take some time so there are no immediate changes for employees and we will continue normal operations. In the weeks and months to come, you will hear more information about how these changes may affect you. We are committed to communicating with you throughout this process by telling you as much as we can as soon as we can.

I encourage you to read the attached press release and letter to shareholders and listen to today’s conference call with analysts to learn more. For more information, you can also visit www.transforminghess.com.

I appreciate your hard work and commitment and ask for your continued support. Working together, we will ensure a bright future.

Thank you for your patience and dedication as we work through this important transition.

Chairman and Chief Executive Officer

Investor Conference Call

9 a.m. Eastern time (8 a.m. Houston; 2 p.m. London; 10 p.m. KL)

Click here to access this session by webcast.

To listen live by phone, dial the following anytime after 8:45 a.m. (ET):

1-877-299-4454 and enter the pass code 17435465 (within U.S.)

1-617-597-5447 and enter the pass code 17435465 (outside U.S.)

Please gather with colleagues in a conference room to minimize the strain on our phone system. Also, to avoid delay in being patched in by the operator, we advise that you call well in advance of the start time or join the webcast.

To access a replay beginning March 4 (two hours after the call ends), dial:

1-888-286-8010 and enter the pass code 21025193 (within U.S.)

1-617-801-6888 and enter the pass code 21025193 (outside U.S.)

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Hess shareholders. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Hess’ directors and executive officers in Hess stock, restricted stock and options is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (www.hess.com) in the section “Investors” or through the SEC’s website at www.sec.gov. Information can also be found in Hess’ other SEC filings, including Hess’ definitive proxy statement for the 2012 Annual Meeting and its Annual Report on Form 10-K for the year ended December 31, 2012. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Hess’ 2013 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, or by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885.